EXHIBIT 10.1
SCHEDULE B

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2008 PERFORMANCE GOALS AND AWARD SCHEDULE

Awards pursuant to the Plan will not be made unless the minimum performance goals set forth below are met.

Company Portion
Factor (Weight)	Threshold	Target	Optimum
Earnings Per Share (EPS) (60%)	$1.20	$1.33	$1.44
Merger Objective (six metrics attached) (40%)	Meets Marginal	Meets	Exceeds

Award Level (% of base)
Category	Threshold	Target	Optimum
A	15%	50%	75%
B	10%	25%	40%
C	5%	15%	25%

Individual Award (Based on Individual Performance – % of base pay)
A	Plus or Minus 10%
B	Range 0% to 20% - Target 7%
C	Range 0% to 20% - Target 10%

Parameters:
❑	Both measures must meet Threshold for any company award portion to be paid.
❑	Mix of company award/individual award at Target Category B 78%-22%; Category C 60%-40%.
❑
Individual portion pool will be budgeted and accrued at Target, company award accrued according to performance during the year.  Individual Performance award will be based on performance of specific objectives, established at the beginning of each year.  If there is no company award, individual awards may or may not be paid.

❑	Awards for performance between Threshold, Target and Optimum will be interpolated. Awards above Optimum will increase at the same rate as between Target and Optimum.
❑
An employee must be continuously employed through award payment date to receive an award, except for death, disability, involuntary termination (not for cause) and retirement, when awards will be prorated.

❑
In certain circumstances an individual participant’s performance may be determined to be inadequate and the participant would not receive any award under this plan, including the award calculated for company performance.

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Individual Matching Account – For 2008 the Individual Matching Deferral Account will be established at 10% of each individual’s award at Company Threshold level, 25% at Target, and 35% at Optimum.  Performance between points will be interpolated for matching award calculation.

Peer Performance Lever – The above awards are determined by internally established objectives which, at the beginning of the year, represent strong performance relative to peers. During the year overall financial markets and the economy may change. With this change National Penn’s relative peer performance may be better or worse than anticipated. The Committee may increase or decrease the above awards based on that peer performance.  Following are possible guidelines:

•	Top Quartile – no less than target award level
•	Second Quartile – no less than 20% below target award
•	Third Quartile – no more than target award level
•	Fourth Quartile – no more than threshold award level

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